Exhibit 99.1

     Emclaire Financial Corp. Reports First Quarter 2007 Earnings


    EMLENTON, Pa.--(BUSINESS WIRE)--April 25, 2007--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of Farmers National Bank of Emlenton, reported consolidated net income of $551,000 or $0.43 per share for the three months ended March 31, 2007, compared to net income of $585,000 or $0.46 per share for the same quarter in the prior year.

    The reduction in net income of $34,000 or 5.8% for the quarter ended March 31, 2007, compared to the same period in 2006, was primarily due to increases in the provision for loan losses and noninterest expenses, partially offset by an increase in net interest income and a decrease in the provision for income taxes. The increase in the provision for loan losses for the quarter ended March 31, 2007 compared to the same period in 2006 was primarily due to growth in the loan portfolio, particularly with respect to commercial loans. The increase in noninterest expenses was primarily due to increased professional fees for compliance and operations consulting. The decrease in the provision for income taxes was primarily due to lower pre-tax income.

    During the quarter ended March 31, 2007, total assets decreased $505,000 to $300.1 million from $300.6 million at December 31, 2006. Cash and cash equivalents decreased by $5.6 million during the first quarter of 2007 resulting primarily from security purchases of $5.6 million and a decrease in customer deposits of $1.0 million.

    Stockholders' equity increased $152,000 to $24.1 million at March 31, 2007 compared to $23.9 million at December 31, 2006. The
Corporation remains well capitalized and is positioned for further growth with total stockholders' equity at 8.0% of total assets. At March 31, 2007, book value per share amounted to $18.98.

    EMCLAIRE FINANCIAL CORP.

    Emclaire Financial Corp. is the parent company of Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating eleven full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                                    Three month period
                                                     ended March 31,
                                                      2007     2006
                                                    --------- --------

 Interest income                                     $ 4,312  $ 3,744
 Interest expense                                      2,003    1,482
                                                    --------- --------
   Net interest income                                 2,309    2,262
 Provision for loan losses                                45       31
 Noninterest income                                      730      728
 Noninterest expense                                   2,310    2,215
                                                    --------- --------

   Net income before provision for income taxes          684      744
 Provision for income taxes                              133      159
                                                    --------- --------
   Net income                                        $   551  $   585
                                                    ========= ========

 Net income per share                                $  0.43  $  0.46
 Dividends per share                                 $  0.29  $  0.27

 Return on average assets (1)                           0.75%    0.87%
 Return on average equity (1)                           9.36%   10.05%
 Yield on average interest-earning assets               6.43%    6.19%
 Cost of average interest-bearing liabilities           3.54%    2.94%
 Net interest margin                                    3.52%    3.81%

 (1) Returns are annualized for the three month periods ended March 31, 2007 and 2006.


CONSOLIDATED FINANCIAL CONDITION DATA:

                                                As of        As of
                                              3/31/2007    12/31/2006
                                             -----------  ------------

 Total assets                                $  300,055   $   300,560
 Cash and equivalents                            11,075        16,717
 Securities                                      57,044        51,774
 Loans, net                                     212,933       213,344
 Deposits                                       243,471       244,492
 Borrowed funds                                  30,000        30,000
 Stockholders' equity                            24,069        23,917

 Book value per share                        $    18.98   $     18.86

 Net loans to deposits                            87.46%        87.26%
 Allowance for loan losses to total loans          0.97%         0.94%
 Interest-earning assets to average assets        93.09%        92.89%
 Stockholders' equity to total assets              8.02%         7.96%
 Shares of common stock outstanding           1,267,835     1,267,835

    CONTACT: Emclaire Financial Corp.
             David L. Cox, Chairman of the Board, President and
             Chief Executive Officer
             or
             William C. Marsh, Executive Vice President, 724-867-2311